Exhibit 2.1

Share Exchange Agreement

This Share Exchange Agreement, dated as of October 12, 2005, is made by and among OMII CORP., a Nevada corporation (the "Acquiror"), each of the Persons listed on Exhibit A hereto (collectively, the "Shareholders" and individually a "Shareholder") and Vemics, Inc., a Delaware corporation (the "Company").

BACKGROUND

The Shareholders have agreed to transfer to the Acquiror, and the Acquiror has agreed to acquire from the Shareholders, all of the issued and outstanding shares of common stock of Vemics, Inc. ("Shares"), which Shares constitute 100% of the outstanding capital stock of the Company, in exchange for 17,600,000 Shares of the Acquiror's Common Stock to be issued on the Closing Date (the "Acquiror Shares"), which Acquiror Shares shall constitute approximately 80% of the issued and outstanding Shares of Acquirer's Common Stock immediately after the closing of the transactions contemplated herein.

SECTION 1
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 "Accredited Investor" has the meaning set forth in Regulation D under the Securities Act and set forth on Exhibit C.

1.2 "Acquiror Board" means the Board of Directors of the Acquiror.

1.3 "Acquiror's Common Stock" means the Acquiror's common stock, par value US $0.001 per share.

1.4 "Affiliate" means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

1.5 "Agreement" means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

1.6 "Approved Plans" means a stock option or similar plan for the benefit of employees or others which has been approved by the stockholders of the Acquiror.

1.7"Closing Date" has the meaning set forth in Section 3.

1.8"Code" means the Internal Revenue Code of 1986, as amended.

}
1.9 "Commission" means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

1.10 "Company Board" means the Board of Directors of the Company.
1.11  “Company Indemnified Party" has the meaning set forth in Section 11.1.
1.12  "Company Management" means Fred Zolla, CEO and Brian Howell, CTO.

1.13 "Company Subsidiaries" means all of the direct and indirect Subsidiaries of the Company, including, without limitation, those described in the Company's financial statements.

1.14 "Damages" has the meaning set forth in Section 11.1.

1.15 "Distributor" means any underwriter, dealer or other Person who participates, pursuant to a contractual arrangement, in the distribution of the securities offered or sold in reliance on Regulation S.

1.16 "Employment Agreements" means the employment agreements, dated the Closing Date, by and between the Acquiror and each member of Company Management.

1.17 "Environmental Laws" means any Law or other requirement relating to the environment, natural resources, or public or employee health and safety.

1.18 "Environmental Permit" means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

1.19 "Equity Security" means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any Shares of capital stock, or any such warrant or right.

1.20 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.21 "Exhibits" means the several exhibits referred to and identified in this Agreement.

1.22 "GAAP" means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person's past practices.

1.23 "Governmental Authority" means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

1.24 "Indebtedness" means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

1.25 "Indemnified Persons" has the meaning set forth in Section 8.7.1.

1.26 "Intellectual Property" means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

1.27 "Laws" means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.28 "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

1.29 "Material Acquiror Contract" means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Companies.

1.30 "Material Adverse Effect" means, when used with respect to the Acquiror Companies or the Acquired Companies, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquiror Companies or the Acquired Companies, as the case may be, in each case taken as a whole or (b) materially impair the ability of the Acquiror or the Company, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquiror Companies or the Acquired Companies, as the case may be, operate.

1.31 "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.32 "Organizational Documents" means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any

)
statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

1.33 "Permitted Liens" means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

1.34 "Person" means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.
1.35  Principal Acquiror Shareholder" means Donald Bell.

1.36  “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.37 "Regulation S" means Regulation S under the Securities Act, as the same may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

1.38  "Schedules" means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

1.39  "Section 4(2)" means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.40 "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

1.41 "Shares" means the 7,830,340 issued and outstanding Shares of $.01 par value of the Company owned by the Shareholders and exchanged pursuant to this Agreement.

1.42 "Subsidiary" means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

1.43 "Survival Period" has the meaning set forth in Section 11.1.

1.44  "Taxes" means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and "Tax" means any of the foregoing Taxes.

1.45  "Tax Group" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Acquiror is now or was formerly a member.

1.46 "Tax Return" means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.47 "Transaction Documents" means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

1.48  "U.S." means the United States of America.

1.49 "U.S. Dollars" or "US $" means the currency of the United States of America.

1.50 "U.S. Person" has the meaning set forth in Regulation S under the Securities Act and set forth on Exhibit D hereto.

SECTION 2
EXCHANGE OF SHARES AND SHARE CONSIDERATION

2.1 Share Exchange. Each of the Shareholders desires to transfer to, and the Acquiror desires to acquire from each Shareholder, that number of Shares set out beside the respective names of the Shareholders in Exhibit B for the consideration and on the terms set forth in this Agreement. The aggregate consideration for the Shares acquired by the Acquiror pursuant to
}
this Agreement will be 17,600,000 Shares of the Acquiror's Common Stock to be issued on a pro rata basis among the Shareholders based on the percentage of the Shares owned by such Shareholder as set forth in Exhibit B.

2.2 Section 368 Reorganization. For U.S. federal income tax purposes, the exchange by the Shareholders of the Shares for the Acquiror's Common Stock is intended to constitute a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the exchange by the Shareholders of the Shares for the Acquirer's Common Stock as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

2.3 Directors of Acquiror at Closing Date. Simultaneously with the Closing of the transactions contemplated by this Agreement, Donald Bell, sole director of the Acquiror, shall appoint Fred Zolla and Brian Howell to serve as directors on the Acquiror Board. Immediately thereafter, Donald Bell shall resign as a director of the Acquiror.

SECTION 3
CLOSING DATE

3.1 Closing Date. The closing (the "Closing") of the share exchange will occur upon execution of this Agreement on October 12, 2005 or at such later date as all of the closing conditions set forth in Sections 9 and 10 have been satisfied or waived, but in no event later than December 31, 2005 (the "Closing Date"). At the Closing, each Shareholder will deliver to the Acquiror certificate(s) evidencing the number of Shares held by such Shareholder (as set forth on Exhibit B), along with executed stock powers transferring such Shares to the Acquiror, against delivery to each Shareholder by the Acquiror of a certificate evidencing such Shareholder's pro rata share of the Acquiror's Shares (as set forth in Exhibit B).

SECTION 4
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

4.1Generally. Each Shareholder, severally and not jointly, hereby represents and warrants to the Acquiror:

4.1.1 Authority. Such Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such
}
Shareholder's obligations under this Agreement and each of the Transaction Documents to which such Shareholder is a party. This Agreement has been, and each of the Transaction Documents to which such Shareholder is a party will be, duty and validly authorized and approved, executed and delivered by such Shareholder. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Shareholder, this Agreement is, and each of the Transaction Documents to which such Shareholder is a party constitute the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.1.2 No Conflict. Neither the execution or delivery by such Shareholder of this Agreement or any Transaction Document to which such Shareholder is a party, nor the consummation or performance by such Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Shareholder (if such Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Shareholder is a party or by which the properties or assets of' such Shareholder are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Shareholder, or any of the properties or assets of such Shareholder, may be subject.

4.1.3 Ownership of Shares. Such Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror pursuant to this Agreement, such Shareholder's Shares free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Shareholder is a party or by which such Shareholder or such Shareholder's Shares are bound with respect to the sale, transfer, voting or registration of such Shareholder's Shares. At the Closing, the Acquiror will acquire good, valid and marketable title to such Shareholder's Shares free and clear of any and all Liens.

4.1.4 Litigation. There is no pending Proceeding against such Shareholder that challenges, or may have the effect of preventing, delaying or malting illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.1.5 No Brokers or Finders. No Person has, or as a result of the transactions contemplated hereby will have, any right or valid claim against such Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and such Shareholder will indemnify and hold the Acquiror harmless against any liability or expense arising out of, or in connection with, any such claim.

4.2 Investment Representations. Each Shareholder, severally and not jointly, hereby represents and warrants to the Acquiror:

4.2.1 Acknowledgment. Each Shareholder understands and agrees that the Acquiror Shares have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Acquiror Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S for offers and sales of securities outside the U.S.

4.2.2 Status. By its execution of this Agreement, each Shareholder, severally and not jointly, represents and warrants to the Acquiror as indicated on its signature page to this Agreement, either that:

(a)  it is an Accredited Investor, or

(b)  it is not a U.S. Person.

Each Shareholder severally understands that the Acquiror Shares are being offered and sold to such Shareholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Shareholder set forth in this Agreement, in order that the Acquiror may determine the applicability and availability of the exemptions from registration of the Acquiror Shares on which the Acquiror is relying.

4.2.3 Additional Representations and Warranties of Accredited Investors. Each Shareholder indicating that it is an Accredited Investor on its signature page to this Agreement, severally and not jointly, further makes the representations and warranties to the Acquiror set forth on Exhibit E.

4.2.4 Additional Representations and Warranties of Non-U.S. Persons. Each Shareholder indicating that it is not a U.S. person on its signature page to this Agreement, severally and not jointly, further makes the representations and warranties to the Acquiror set forth on Exhibit F.

4.2.5Stock Legends. Each Shareholder hereby agrees with the Acquirer as follows:

(a) Securities Act Legend - Accredited Investors. The certificates evidencing the Acquiror Shares issued to those Shareholders who are Accredited Investors, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS,
9
IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(b)  Securities Act Legend - Non-U.S. Persons. The certificates evidencing the Acquiror Shares issued to those Shareholders who are not U.S. Persons, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(c)  Other Legends. The certificates representing such Acquiror Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract.

(d)  Opinion. No Shareholder will transfer any or all of the Acquiror Shares pursuant to Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Shareholder's Acquiror Shares, without first providing the Acquiror with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Acquiror) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

(e) Consent. Each Shareholder understands and acknowledges that the Acquiror may refuse to transfer the Acquiror Shares, unless such Shareholder complies with this Section 4.2.5 and any other restrictions on transferability set forth in Exhibits E and F. Each Shareholder consents to the Acquiror making a notation on its records or giving instructions to any transfer agent of the Acquiror's Common Stock in order to implement the restrictions on transfer of the Acquiror Shares.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Acquiror as follows:

5.1 Organization and Qualification. The Company is duly incorporated and validly existing under the laws of the State of Delaware, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement and to carry out the provisions hereof; except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, either (i) have a material adverse effect on the business, assets or financial condition of the Company, or (ii) materially impair the ability of the Company and the Shareholders each to perform their material obligations under this Agreement (any of such effects or impairments, a "Material Adverse Effect"). The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

5.2 Subsidiaries. The Company has no wholly owned Subsidiaries and does not own directly or indirectly, any equity or other ownership interest in any other corporation, partnership, joint venture or other entity or enterprise.

53 Articles of Incorporation and Bylaws. The Company has previously delivered to the Acquiror, copies of its, and each of its Subsidiaries, Organizational Documents. Such Organizational Documents are true and complete and have not been amended or repealed since delivery to the Acquiror. The Company, and each of its Subsidiaries, is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as, in the aggregate, will not have a Material Adverse Effect.

5.4 Authorization and Validity of this Agreement. The execution, delivery and performance by the Company of this Agreement and the recording of the transfer of the Shares and the delivery of the Shares are within the Company's corporate powers, have been duly authorized by all necessary corporate action, do not require from the Board or Shareholders of the Company any consent or approval that has not been validly and lawfully obtained, require no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government that has not been validly and lawfully obtained, filed or registered, as the case may be, except for those that, if not obtained or made would not have a Material Adverse Effect.

5.5 No Violation. None of the execution, delivery or performance by the Company of this Agreement or any other agreement or instrument contemplated hereby to which the Company is a party, nor the consummation by the Company of the transactions contemplated hereby violates any provision of the Company's Organizational Documents, or violates or conflicts with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation of imposition of any Lien under, any agreement or instrument to which the Company is a party or by which the Company is or will be bound or subject, or violate any laws.

5.6 Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by the Acquiror, the Acquiror Shareholders and the Shareholders of the Company, this Agreement is and all other agreements or instruments contemplated hereby to which the Company is a party, have been duly authorized, executed and delivered by the Company and are the legal, valid and binding Agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

5.7Capitalization and Related Matters.

5.7.1 Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares, of which 5,000,000 shares of preferred stock are authorized, no shares have been issued and 35,000,000 shares of common stock are authorized of which 7,830,340 shares of common stock are issued and outstanding. There are no outstanding or authorized options, warrants, calls, subscriptions, rights (including any preemptive rights or rights of first refusal), agreements or commitments of any character obligating the Company to issue any of its Shares or any other Equity Security of the Company except as noted on Schedule 5.7.1 hereto. All issued and outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

5.7.2 No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding Shares of capital stock of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

5.7.3 Duly Authorized. The exchange of the Shares has been duly authorized and, upon delivery to the Acquiror of certificates therefor in accordance with the terms of this Agreement, the Shares will have been validly issued, fully paid and nonassessable, will have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens set forth on Schedule 5.7.3 or that might have been created by the Acquiror and restrictions on transfer imposed by this Agreement and the Securities Act.

5.8 Shareholders. Exhibits A and B contain a true and complete list of the names and addresses of the record and beneficial holders of all of the Shares of the Company. Except as expressly provided in this Agreement, no Holder of Shares or any other security of the Company or any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise. There is no voting trust, agreement or arrangement among any of the Holders of any Equity Securities of the Company affecting the exercise of the voting rights of any such Equity Securities.

5.9 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect, the business and operations of the Company have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. Except as would not have a Material Adverse Effect, the Company is not, and is not alleged to be, in violation of or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, License or other instrument, commitment, obligation or arrangement to which the Company is a party or by which any of the Company's properties, assets or rights are bound or affected. To the knowledge of the Company, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Company is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Company, any event or circumstance relating to the Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

5.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Company's knowledge, no such Proceeding has been threatened.

5.11 No Brokers or Finders. Except as disclosed in Schedule 5.11, no person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Company will indemnify and hold the Acquiror harmless against any liability or expense arising out of, or in connection with, any such claim.

5.12 Absence of Undisclosed Liabilities. The Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Company has not incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business since June 30, 2005.

5.13 Changes. Except as set forth on Schedule 5.13, the Company has not, since June 30, 2005:

5.13.1 Ordinary Course of Business. Conducted its business or entered into any transaction other than in the usual and ordinary course of business, except for this Agreement.

5.13.2 Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business, none of which would have a Material Adverse Effect.

5.13.3 Loans. Made any loans or advances to any Person in excess of US $50,000, other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business.

5.13.4 Liens. Created or permitted to exist any Lien on any material property or asset of the Company, other than Permitted Liens.

5.13.5 Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any Shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding Shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of Shares, stock dividend or otherwise.

5.13.6 Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

5.13.7 Material Company Contracts. Terminated or modified any Company Contract, except for termination upon expiration in accordance with the terms thereof;

5.13.8 Claims. Released, waived or cancelled any claims or rights relating to or affecting the Company in excess of US $2,500 in the aggregate or instituted or settled any Proceeding involving in excess of US $2,500 in the aggregate;

5.13.9 Discharged Liabilities. Paid, discharged or satisfied any claim, obligation or liability in excess of US $50,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

5.13.10 Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $50,000 in the aggregate, other than professional fees;

5.13.11 Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

5.13.12 Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

5.13.13 Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

5.13.14 Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

5.14 Litigation; Orders. Except as set forth on Schedule 5.14, there is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Company, threatened against or affecting any Company or any Company properties, assets, business or employees. To the knowledge of the Company, there is no fact that might result in or form the basis for any such Proceeding. No Company is subject to any Orders.

5.15 Bank Accounts and Safe Deposit Boxes. Schedule 5.19 discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box used by the Company, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

5.16 Title to and Condition of Properties. Except as would not have a Material Adverse Effect, the Company owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens. The material buildings, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.17 Stock Option Plans; Employee Benefits.

5.17.1 The Company does not have any stock option plans providing for the grant by the Company of stock options to directors, officers or employees.

5.17.2 The Company does not have any employee benefit plans or arrangements covering their present and farmer employees or providing benefits to such persons in respect of services provided the Company.

5.17.3 Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Company, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Company, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of the Company provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Company.

5.18 Board Recommendation. The Company's Board, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company's stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

SECTION 6
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror represents and warrants to the Shareholders and the Company as follows:

6.1 Organization and Qualification. The Acquiror is duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, except where the failure to be so organized, existing and in good standing, or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. The Acquiror is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.

6.2 Subsidiaries. The Acquiror does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

6.3 Organizational Documents. True, correct and complete copies of the Organizational Documents of the Acquiror have been delivered to the Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since delivery. The Acquiror is not in violation or breach of any of the provisions of its Organizational Documents.

6.4 Authorization. The Acquirer has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquirer is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror is a party. The execution, delivery and performance by the Acquiror of this Agreement and each of the Transaction Documents to which the Acquiror is a party have been duly authorized by all necessary corporate action and do not require from the Acquiror Board or the stockholders of the Acquiror any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Acquiror of this Agreement and each of the Transaction Documents to which the Acquiror is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

6.5 No Violation. Neither the execution nor the delivery by the Acquiror of this Agreement or any Transaction Document to which the Acquiror is a party, nor the consummation or performance by the Acquiror of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror, (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which any Acquiror is a party or by which the properties or assets of any Acquiror are bound; (c) contravene, conflict with, or result in a violation of; any Law or Order to which any Acquiror, or any of the properties or assets owned or used by any Acquiror, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by any Acquiror or that otherwise relate to the business of or any of the properties or assets owned or used by, any Acquiror, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

6.6 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror, this Agreement and each of the Transaction Documents to which the Acquiror is a party are duly authorized, executed and delivered by the Acquiror and constitute the legal, valid and binding obligations of the Acquiror, enforceable against the Acquiror in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

6.7 Securities Laws. Assuming the accuracy of the representations and warranties of the Shareholders contained in Section 4 and Exhibits E and F, the issuance of the Acquiror Shares pursuant to this Agreement are (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration permit or qualification requirements of all applicable state securities laws, and (c) accomplished in conformity with all other applicable federal and state securities laws.

6.8 Capitalization and Related Matters.

6.8.1 Capitalization. The authorized capital stock of the Acquiror consists of 75,000,000 Shares of the Acquiror's Common Stock, of which 2,000,045 Shares are issued and outstanding. At the Closing, the Acquiror will not have more than 4,400,000 Shares issued and outstanding. On the Closing Date, giving effect to a two (2) for one (1) stock dividend presently contemplated, together with the surrendered for cancellation of certain of the Shares of stock (a total of 1,600,135) held by certain shareholders of the Acquiror, the authorized capital stock of the Acquiror will consist of 75,000,000 of the Acquiror's Common Stock, of which 4,400,000 Shares will be issued and outstanding. All issued and outstanding Shares of the Acquiror's Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. At the Closing, the Acquiror will have sufficient authorized and unissued Acquiror's Common Stock to consummate the transactions contemplated hereby. There are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiror to issue, sell or otherwise cause to become outstanding any of its authorized but unissued Shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase Shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders' agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Acquiror. The issuance of all of the Shares of Acquiror's Common Stock described in this Section 6.8.1 and the transactions required for the issuance of said Shares have been in compliance with U.S. federal and state securities laws.

6.8.2 No Reclamation Requirements. There are no outstanding contractual obligations (contingent or otherwise) of the Acquiror to retire, repurchase, redeem or otherwise acquire any outstanding Shares of capital stock of, or other ownership interests in, the Acquiror or to provide funds to or make any. investment (in the form of a loan, capital contribution or otherwise) in any other Person.

6.8.3 Duly Authorized. The issuance of the Acquiror Shares has been duly authorized and, upon delivery to the Shareholders of certificates therefor in accordance with the terms of this Agreement, the Acquiror Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences, and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Shareholders and restrictions on transfer imposed by this Agreement and the Securities Act.

6.9 Compliance with Laws. The business and operations of the Acquiror have been and are being conducted in accordance with all applicable Laws and Orders. The Acquiror has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiror and, to the knowledge of the Acquiror, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. The Acquiror is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquiror, any event or circumstance relating to the Acquiror that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

6.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Acquiror and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of the Acquiror, no such Proceeding has been threatened.

6.11 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Acquiror will indemnify and hold the Company harmless against any liability or expense arising out of, or in connection with, any such claim.

6.12 Absence of Undisclosed Liabilities. The Acquiror has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated .or otherwise, whether due or to become due, whether or not known to the Acquiror) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Acquiror has not incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business since December 31, 2004.

6.13 Changes. Except as set forth on Schedule 6.13, the Acquiror has, since June 30, 2005:

6.13.1 Ordinary Course of Business. Conducted its business or entered into any transaction other than in the usual and ordinary course of business, except for this Agreement.

6.13.2 Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business, none of which would have a Material Adverse Effect;

6.13.3 Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

6.13.4 Liens. Created or permitted to exist any Lien on any material property or asset of the Acquiror Companies, other than Permitted Liens;

6.13.5 Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any Shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding Shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of Shares, stock dividend or otherwise;

6.13.6 Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

6.13.7 Material Acquiror Contracts. Terminated or modified any Material Acquiror Contract, except for termination upon expiration in accordance with the terms thereof;

6.13.8 Claims. Released, waived or cancelled any claims or rights relating to or affecting the Acquiror in excess of US $2,500 in the aggregate or instituted or settled any Proceeding involving in excess of US $2,500 in the aggregate;

6.13.9 Discharged Liabilities. Paid, discharged or satisfied any claim, obligation or liability in excess of US $2,500 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

6.13.10 Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $2,500 in the aggregate, other than professional fees;

6.13.11 Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

6.13.12 Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

6.13.13 Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

6.13.14 Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

6.14 Material Acquiror Contracts. The Acquiror has made available to the Company, prior to the date of this Agreement, true, correct and complete copies of each written Material Acquiror Contract, including each amendment, supplement and modification thereto.

6.14.1 No Defaults. Each Material Acquirer Contract is a valid and binding agreement of the Acquiror that is party thereto, and is in full force and effect. The Acquiror is not in breach or default of any Material Acquiror Contract to which it is a party and, to the knowledge of the Acquiror, no other party to any Material Acquiror Contract is in breach or default thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Acquiror Contract or (b) permit Acquiror or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Acquiror Contract. The Acquiror has not received notice of the pending or threatened cancellation, revocation or termination of any Material Acquiror Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Acquiror Contract.

6.15 Employees.

6.15.1 The Acquiror has no employees, independent contractors or other Persons providing other services to them. The Acquiror is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, occupational safety and health and plant closing. The Acquiror is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

6.15.2 No director, officer or employee of the Acquiror is a party to, or is otherwise bound by, any contract (including any confidentiality, noncompetition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of Acquiror or (b) the ability of such Acquiror to conduct its business.

6.16 Tax Returns and Audits.

6.16.1 Tax Returns. The Acquiror has filed all material Tax Returns required to be fled by or on behalf of the Acquiror and has paid all material Taxes required to have been paid (whether or not reflected on any Tax Return). Except as set forth on Schedule 6.16.1, (a) no Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Acquiror that Acquiror is or may be subject to taxation by such jurisdiction; (b) there are no Liens with respect to Taxes on any Acquiror's property or assets other than Permitted Liens; and (c) there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror for any period (or portion of a period) that would affect any period after the date hereof.

6.16.2 No Adjustments, Changes. The Acquiror nor any other Person on behalf of the Acquiror (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

6.16.3 No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Acquiror, nor is any such claim or dispute pending or contemplated. The Acquiror has delivered to the Company true, correct and complete copies of all Tax Returns, if any, examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror since their inception and any and all correspondence with respect to the foregoing.

6.16.4 Not a U.S. Real Property Holding Corporation. The Acquiror is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

6.16.5  No Tax Allocation, Sharing. The Acquiror is not a party to any Tax allocation or sharing agreement. The Acquiror has not (a) been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law), and (b) has any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

6.16.6 No Other Arrangements. The Acquiror is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. The Acquiror is not a "consenting corporation" within the meaning of Section 341(f) of the Code. The Acquiror does not have any "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168(g) or (h), respectively of the Code. The Acquiror does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, the Acquiror has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. The Company is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

6.17 Financial Statements. Attached as Schedule 6.17 are the audited consolidated financial statements of the Acquiror for the periods ended December 31, 2002, 2003 and 2004, including, in each case, the notes thereto (the "Acquiror Audited Financial Statements") and an unaudited financial statement as of June 30, 2005. The Acquiror Audited Financial Statements (a) are in accordance with the books and records of the Acquiror, (b) present fairly the financial condition and the results of operations, changes in stockholder's equity and cash flow of the Acquiror for the periods therein specified; and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods concerned. Specifically, but not by way of limitation, the Acquiror audited balance sheets included in the Acquiror Audited Financial Statements disclose all of the debts, liabilities and obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) of the Acquiror for the periods therein specified which must be disclosed on a balance sheet in accordance with GAAP.  The Acquiror's Audited Financial Statements reflect the material properties and assets (real and personal) owned or leased by the Acquiror.

6.18 Litigation; Orders. Except as set forth on Schedule 6.18, there is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Acquiror, threatened against or affecting any Acquiror or any Acquiror properties, assets, business or employees. To the knowledge of the Acquiror, there is no fact that might result in or form the basis for any such Proceeding. No Acquiror is subject to any Orders.

6.19 Interested Party Transactions. Except as disclosed in Schedule 6.19, no officer, director or stockholder of the Acquirer or any Affiliate or "associate" (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Acquiror, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Acquiror any goods or services; or (2) a beneficial interest in any contract or agreement to which the Acquiror is a party or by which it may be bound or affected.

t
6.20 Governmental Inquiries. The Acquiror has provided to the Company a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the Acquiror from any Governmental Authority, and the applicable Acquiror's response thereto, and each material written statement, report or other document filed by the Acquiror with any Governmental Authority.

6.21 Bank Accounts and Safe Deposit Boxes. Schedule 6.21 discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box used by the Acquiror, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

6.22 Intellectual Property. The Acquiror does not own, use or license any Intellectual Property in its business as presently conducted.

6.23 Title to and Condition of Properties. Except as would not have a Material Adverse Effect, the Acquiror owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens. The material buildings, plants, machinery and equipment necessary for the conduct of the business of the Acquiror as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

6.24 Stock Option Plans; Employee Benefits.

6.24.1The Acquiror does not have any stock option plans providing for the grant by the Acquiror of stock options to directors, officers or employees.

6.24.2 The Acquiror does not have any employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided the Acquiror.

6.24.3 Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Acquiror, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Acquiror, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of the Acquiror provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Acquiror.

6.25 Recommendation. The Acquiror's Board, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror's stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

SECTION 7
COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

7.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Company will, and will cause each Company Subsidiary to, (a) afford the Acquiror and its agents, advisors and attorneys during normal business hours, reasonable opportunity for full and free access to the Acquired Companies personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Acquiror and its agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as the Acquiror may reasonably request, and (c) furnish the Acquiror and its agents, advisors and attorneys with such additional financial, operating, and other data and information as the Acquiror may reasonably request. The Company will, and will cause each Company Subsidiary to cooperate in good faith with the Acquiror and its agents, advisors and attorneys in connection with their due diligence investigations, including without limitation providing such persons with the opportunity to interview Company employees and, subject to obtaining prior written approval from the Company (which approval shall not unreasonably be withheld), the Company's customers.

7.2 Operation of the Business of the Company.

7.2.1 Between the date of this Agreement and the Closing Date, the Company will, and will cause each Company Subsidiary to:

(a) conduct its business only in the ordinary course of business;

(b) use its best efforts to preserve intact its current business organization and business relationships, including, without limitation, relationships with suppliers, manufacturers, customers, landlords, creditors, officers, employees and agents;

(c) not to incur any capital expenditures in excess of US $25,000;

(d) not make or declare and dividends or other distributions payable to shareholders or other Persons; and

(e) otherwise report periodically to the Acquiror concerning the status of its business, operations, and finances.

7.2.2 Notwithstanding the foregoing, between the date of this Agreement and the Closing Date, the Company will not, and will cause each Company Subsidiary not to, directly or indirectly, without the prior written consent of the Acquiror, engage in any transaction with, or enter into any agreement with, the Company or any Company Subsidiary, any officer, director or stockholder of the Company or any Company Subsidiary, or any Affiliate or "associate" (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person.

7.3 Required Filings and Approvals. As promptly as practicable after the date of this Agreement, the Company will, and will cause each Company Subsidiary to, make all filings required to be made by it in order to consummate the transactions contemplated by this Agreement, if applicable. Between the date of this Agreement and the Closing Date, the Company will, and will cause each Company Subsidiary to, (a) cooperate with the Acquiror with respect to all filings that the Acquiror elects to make or is required to make in connection with the transactions contemplated by this Agreement, and (b) cooperate with the Acquiror in obtaining any consents or approvals required to be obtained by the Acquiror in connection herewith.

7.4 Notification. Between the date of this Agreement and the Closing Date, the Company and the Shareholders will promptly notify the Acquiror in writing if the Company, the Shareholders or any Company Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Company or the Shareholders, as the case may be, as of the date of this Agreement, or if the Company, any Shareholder or any Company Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if the Schedules to the Agreement were dated the date of the occurrence or discovery of any such fact or condition, the Company or the Shareholders, as the case may be, will promptly deliver to the Acquiror a supplement to the Schedules to the Agreement specifying such change; provided, however, that such delivery shall not materially adversely affect any rights of the Acquiror set forth herein, including the right of the Acquit' or to seek a remedy in damages for losses incurred as a result of such supplemented disclosure. During the same period, the Company and the Shareholders will, and will cause each Company Subsidiary to, promptly notify the Acquiror of the occurrence of any breach of any covenant of the Company or the Shareholders in this Section 7 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 impossible or unlikely.

7.5 Closing Conditions. Between the date of this Agreement and the Closing Date, each of the Company and the Shareholders will use its commercially reasonable efforts to cause the conditions in Section 9 to be satisfied.

SECTION 8
COVENANTS OF THE ACQUIROR

8.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Acquiror will, (a) afford the Company and its agents, advisors and attorneys during normal business hours, reasonable opportunity for full and free access to the Acquiror personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Company and its agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as the Company may reasonably request, and (c) furnish the Company and its agents, advisors and attorneys with such additional financial, operating, and other data and information as the Company may reasonably request. The Acquiror will, and will cause each Acquiror Subsidiary to cooperate in good faith with the Company and its agents, advisors and attorneys in connection with their due diligence investigations, including without limitation providing such persons with the opportunity to interview parties that have had business transactions with the Acquiror Companies.

8.2 Operation of the Business of the Acquiror.

8.2.1 Between the date of this Agreement and the Closing Date, the Acquiror will, and will cause each Acquiror Subsidiary to:

(a) conduct its business, if any, only in the ordinary course of business;

(b) use its best efforts to preserve intact its current business organization and business relationships;

(c) not to incur any capital expenditures in excess of US $5,000;

(d) not make or declare and dividends or other distributions payable to shareholders or other Persons; and

(e) otherwise report periodically to the Company concerning the status of its business, operations, and finances.

8.2.2 Notwithstanding the foregoing, between the date of this Agreement and the Closing Date, the Acquiror will not, directly or indirectly, without the prior written consent of the Company, engage in any transaction with, or enter into any agreement with, the Acquiror, any officer, director or stockholder of the Acquiror, or any Affiliate or "associate" (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person.

8.3 Required Filings and Approvals. As promptly as practicable after the date of this Agreement, the Acquiror will, make all filings legally required to be made by it to consummate the transactions contemplated by this Agreement. Between the dale of this Agreement and the Closing Date, the Acquiror will cooperate with the Company with respect to all filings that the Company is legally required to make in connection with the transactions contemplated hereby.

8.4 Notification. Between the date of this Agreement and the Closing Date, the Acquiror will promptly notify the Company and the Shareholder in writing if the Acquiror, becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Acquiror, as the case may be, as of the date of this Agreement, or if the Acquiror, becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if the Schedules to the Agreement were dated the date of the occurrence or discovery of any such fact or condition, the Acquiror will promptly deliver to the Company a supplement to the Schedules to the Agreement specifying such change; provided, however, that such delivery shall not materially adversely affect any rights of the Company and Shareholders set forth herein, including the right of the Company and the Shareholders to seek a remedy in damages for losses incurred as a result of such supplemented disclosure. During the same period, the Acquiror will promptly notify the Company of the occurrence of any breach of any covenant of the Acquiror or the Acquiror Shareholders in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 10 impossible or unlikely.

8.5 Closing Conditions. Between the date of this Agreement and the Closing Date, the Acquiror will use its commercially reasonable efforts to cause the conditions in Section 10 to be satisfied.

8.6 Indemnification and Insurance.

8.6.1 The Acquiror shall to the fullest extent permitted under applicable Law or its Organizational Documents, indemnify and hold harmless, each present and former director, officer or employee of the Acquiror (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Proceeding (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Closing Date, to the same extent as provided in the Acquiror's Organizational Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of two years after the Closing Date. In the event of any such Proceeding (whether arising before or after the Closing Date), (i) any counsel retained by the Indemnified Parties for any period after the Closing Date shall be reasonably satisfactory to the Acquiror, (ii) after the Closing Date, the Acquiror shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, provided that the Indemnified Parties shall be required to reimburse the Acquiror for such payments in the circumstances and to the extent required by the Acquiror's Organizational Documents, any applicable contract or agreement or applicable Law, and (iii) the Acquiror will cooperate in the defense of any such matter; provided, however, that the Acquiror shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such two-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

8.6.2 This Section 8.6 shall survive the consummation of the transactions contemplated by this Agreement upon execution, is intended to benefit the Indemnified Parties, shall be binding on all successors and assigns of the Acquiror and shall be enforceable by the Indemnified Parties.

SECTION 9
CONDITIONS PRECEDENT OF THE ACQUIROR

The Acquiror's obligation to acquire the Shares and to take the other actions required to be taken by the Acquiror at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror, in whole or in part):

9.1 Accuracy of Representations. The representations and warranties of the Company and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of the Company and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

9.2 Performance by the Company and Shareholders.

9.2.1 All of the covenants and obligations that the Company and Shareholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

9.2.2 Each document required to be delivered by the Company and the Shareholders pursuant to this Agreement must have been delivered.

9.3 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of any Acquired Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

9.4 Certificate of Officer. The Company will have delivered to the Acquiror a certificate executed by an officer of the Company.

9.5 Certificate of Shareholders. Each Shareholder will have delivered to the Acquiror a certificate executed by such Shareholder, if a natural person, or an authorized officer of the Shareholder, if an entity, certifying the satisfaction of the conditions specified in Sections 9.1 and 9.2.

9.6 Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company and/or the Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company or the Shareholders, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror.

9.7 Documents. The Company and the Shareholders must have caused the following documents to be delivered to the Acquiror:

9.7.1 share certificates evidencing the number of Shares held by each Shareholder (as set forth in Exhibit A), along with executed stock powers transferring such Shares to the Acquiror;

9.7.2 a Secretary's Certificate of the Company, dated the Closing Date, certifying attached copies of (A) the Organizational Documents of the Company and each Company Subsidiary, (B) the resolutions of the Company Board and the Shareholders approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Company is a party;

9.7.3a certified certificate of good standing, or equivalent thereof; of the Company;

9.7.4each of the Transaction Documents to which the Company and/or the Shareholders is a party, duly executed; and

9.7.5 such other documents as the Acquiror may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Company and the Shareholders pursuant to Section 9.1, (ii) evidencing the performance of, or compliance by the Company and the Shareholders with, any covenant or obligation required to be performed or complied with by the Company or the Shareholders, as the case may be, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

9.8 No Proceedings. There must not have been commenced or threatened against the Acquiror, the Company or any Shareholder, or against any Affiliate thereof; any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

9.9 Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Shares or any other stock, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Acquiror Shares.

SECTION 10
CONDITIONS PRECEDENT OF THE COMPANY
AND THE SHAREHOLDERS

The Shareholders' obligation to transfer the Shares and the obligations of the Company to take the other actions required to be taken by the Company in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Company and the Shareholders, in whole or in part):

10.1  Accuracy of Representations. The representations and warranties of the Acquiror set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of the Acquirer and set forth in this Agreement or in any Schedule or certificate delivered pursuant hi to that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

10.2  Performance by the Acquiror.

10.2.1  All of the covenants and obligations that the Acquiror is required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all respects.

10.2.2 Each document required to be delivered by the Acquiror pursuant to this Agreement must have been delivered.

10.3 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of any Acquiror, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency_

10.4 Certificate of Officer. The Acquiror will have delivered to the Company a certificate, dated the Closing Date, executed by an officer of the Acquiror, certifying the satisfaction of the conditions specified in Sections 10.1, 102. and 103.

10.5 Consents.

10.5.1 All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror.

10.5.2 Without limiting the foregoing, if required, the Schedule 14(f) Filing shall have been mailed to the stockholders of the Acquirer not less than 10 days prior to the Closing Date. No Proceeding occasioned by the Section 14(f) Filing shall have been initiated or threatened by the Commission (which Proceeding remains unresolved as of the Closing Date).

10.6 Documents. The Acquiror must have caused the following documents to be delivered to the Company and/or the Shareholders:

10.6.1 Share certificates evidencing each Shareholder's pro rata share of the Closing Acquiror Shares (as set forth in Exhibit B);

10.6.2 a Secretary's Certificate, dated the Closing Date certifying attached copies of (A) the Organizational Documents of the Acquiror and each Acquiror Subsidiary, (B) the resolutions of the Acquiror Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Acquirer signing this Agreement and any other agreement or instrument- contemplated hereby to which the Acquiror is a party;

10.6.3 a Certificate of Good Standing of the Acquirer;

10.6.4 each of the Transaction Documents to which the Acquiror is a party, duly executed; and

10.6.5 such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Acquiror pursuant to Section 10.1, (ii) evidencing the performance by the Acquirer of, or the compliance by the Acquiror with, any covenant or obligation required to be performed or complied with by the Acquiror, (iii) evidencing the satisfaction of any condition referred to in this Section 10, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

10.7 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Acquiror, the Company or any Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

10.8 Satisfactory Due Diligence. The Company shall have completed and reasonably satisfied itself with the final results of its due diligence, both legal and financial, of the Acquired Companies.

SECTION 11
INDEMNIFICATION; REMEDIES

11.1  Survival. All representations, warranties, covenants, and obligations in this Agreement shall expire on the second anniversary of the date this Agreement is executed (the "Survival Period"). The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

11.2  Indemnification by the Principal Acquirer Shareholders. From and after the execution of this Agreement until the expiration of the Survival Period, Donald Bell (the "Principal Acquiror Shareholder") shall indemnify and hold harmless the Acquirer, Company and the Shareholders (collectively, the "Company Indemnified Parties"), from and against any Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by the Acquiror or the
Acquirer Shareholders in this Agreement or in any certificate delivered by the Acquirer pursuant to this Agreement;

(b) any breach by the Acquiror or the Acquiror Shareholders of any covenant or obligation of the Acquiror in this Agreement required to be performed by the Acquirer or the Acquiror Shareholders on or prior to the Closing Date; or

(c) any transactions entered into by the Acquirer, or by the Acquirer
Shareholders on behalf of the Acquirer, prior to the Closing Date, pursuant to which third parties are seeking indemnification from the Acquiror after the Closing Date.

11.3  Breach by Shareholders. Nothing in this Section 11 shall limit the Acquirer's right to pursue any appropriate legal or equitable remedy against any Shareholder with respect to any Damages arising, directly or indirectly, from or in connection with:

(a) any breach by such Shareholder of any representation or warranty made by such Shareholder in this Agreement or in any certificate delivered by such Shareholder pursuant to this Agreement ; or

(b)	any breach by such Shareholder of its covenants or obligations in this
Agreement.

All claims of the Acquirer pursuant to this Section 11.1 shall be brought by the Acquirer Shareholders on behalf of the Acquiror and those Persons who were stockholders of the Acquiror immediately prior to the Closing Date.

11.4  Limitations on Amount. Notwithstanding anything to the contrary contained herein, the maximum amount which either party may recover from the other for a breach of any representation, warranty, covenant or obligation under this Agreement required to be performed by such party on or prior to Closing shall not exceed US $100,000 in the aggregate; provided, further, however that no party shall be entitled to indemnification pursuant to this Article Xl unless and until the aggregate amount of Damages to such party exceeds US $100,000, at which time, subject to the foregoing cap on the maximum amount payable, such party shall be entitled to indemnification for the total amount of such Damages in excess of US $100,000.

SECTION 12
GENERAL PROVISIONS

12.1  Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2  Public Announcements. The Acquiror shall promptly, but no later than three days following the effective date of this Agreement, issue a press release disclosing the transactions contemplated hereby. Prior to the Closing Date, the Company and the Acquiror shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

12.3  Confidentiality.

  12.3.1  Subsequent to the date of this Agreement, the Acquirer and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

12.3.2 In the event that any party is required to disclose any information of another party pursuant to clause (b) or (c) of Section 12.3.1, the party requested or required to make the disclosure (the "disclosing party") shall provide the party that provided such information (the "providing party") with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party's information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party's information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party's information.

12.3.3  If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

12.4  Notices. All notices; consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by written notice to the other parties):

If to Acquiror:      OMIT CORP

with a copy to:      Ronald J. Stauber, Esq.
1880 Century Park East
Suite 300
Los Angeles, CA 90067
Telephone: (310) 556-0080
Facsimile: (310) 556-3687

If to Company:     Attention: Fred Zolla
523 Avalon Gardens Drive
Nanuet, NY 10954
Telephone: 845-371-7380
Facsimile: 845-371-7381

with a copy to:      Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq. Telephone: 212-407-4000
Facsimile: 212-407-4990

12.5  Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in the City of Los Angeles, California in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.

12.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.7  Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exorcising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement

12.8  Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

12.9  Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as set forth in Section 8.1 and Section 11.3, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.10  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11  Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.12  Governing Law. This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles.

12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agree meat as of the date first written above.

Acquiror:

OMII CORP

Donald Bell
Chief Executive Officer

Company:

VEMICS, INC.

Name: Fred Zolla
Title: Chief Executive Officer

Signed: ____________________
Printed Name: Chan Coddington

Signed: ___________________
Printed Name: Fred Zolla

COUNTERPART SIGNATURE PAGE
(FOR ISSUANCES PURSUANT TO REGULATION S)

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Acquiror.      ENTITY NAME:

By:_____________________________
Name:
Title:

OFFSHORE DELIVERY INSTRUCTIONS:

______________________________________
PRINT NAME IN WHICH YOU WANT THE
SECURITIES TO BE REGISTERED

Attn: __________________________________
Address: _______________________________
______________________________________
______________________________________
Phone No. _____________________________
Facsimile No. __________________________

COUNTERPART SIGNATURE PAGE
(FOR ISSUANCES PURSUANT TO SECTION 4(2))

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

ENTITY NAME:

By: ____________________________   Name:
Title:

Circle the category under which you are an "accredited investor" pursuant to Exhibit C:

1 2 3 4 5 6 7 8

__________________________________
PRINT NAME IN WHICH YOU WANT
THE SECURITIES TO BE REGISTERED

Attn: _____________________________
Address: __________________________
__________________________________
__________________________________
Phone No. _________________________
Facsimile No. ______________________

EXHIBIT A
SHAREHOLDERS AND ADDRESSES

Fred Zolla
523 Avelon Gardens Drive
Nanuet, NY 10954

Rick Mareiniak
Fort Point Place
21 Wormwood Street
Suite 504
Boston, MA 02210

Brian Howell
247 Green Street
Marblehead, MA 01945

Chan Coddington
141 Oakwood Road
Murray Hill, New Jersey, 07974

Paul Alper /Parrex Inc
11 Yorktown Road
Wayne, New Jersey, 07470

Cambridge Capital
200 Madison Avenue
Convent Station, New Jersey 07960

R. Brown
N.Kagenhjelm
Richard D. Wellbrock
CIO Richard Wellbrock
27 Tall Timbers
Watchung, New Jersey 07069

A Grant
85 Round Hill Drive
Briarcliff Manor, New York 10510

Gil Fishman
955 Massachusetts Ave.,
Cambridge, MA 02139

Robert M. Wellbrock
28 Fairway Drive
Greenbrook, NJ 08812

Dan Hajjar
32 Bennington Road
Convent Station, New Jersey 07971

Tom Ucko
61 Deforest Ave.
Summit, New Jersey 0790I

Greg Mac Auther
175 Andover Street
Suite 303
Danvers, Massachusetts 01923

Bob Harriti
45 Horsehill Road,
Suite 106
Cedar Knolls, New Jersey 07927

Jack Touhey
301 Karen Ct
Freehold, New Jersey 07728

Richard Reiss
10 Timbers Arces Road
Springfield, New Jersey 07081

Charles W. Olsen
32 Pascack
Park Ridge, New Jersey 07656

Dean Hiltzik
C/O Schneider & Associates LLP
100 Jericho Quadrangle
Jericho, New York 11753

Dennis Kerrigan
2637 Cherry Lane
Northbrook, Illinois 60062

High Bridge Capital
1085 Riverside Terrace
Atlanta, Georgia 30328

Tom Owens
170 WEARIMUS ROAD
Hohokus, New Jersey 07423

Robert Millar
25 Front Street
Denville, New Jersey 07834

John Walber
403 Vernon Road
Jenkintown, Pennsylvania 19046

Frank Pellegrino
Nancy Howell
208 Glen Crest Drive
Branchburg, New Jersey 08853

SW Bach & Company
ATT: Greg Lehrman
6 Harbor Park Drive
Port Washington, New York 11050

Jeff Hines
27 N. Moore St #4E
New York, New York 10013

Dr. Larry Shemen
233 East 69th Street
New York, New York 1002I

Carl Lustig
20 Vesey Street
New York, New York 10007

Michael Sassower
20 Vesey Street
New York, New York 10007

Jack Parker
2666 Giant Highway
San Pablo, California 94806

Charles Abramowitz
347 Fifth Avenue
New York, New York 10016

EXHIBIT B
SHARES AND ACQUIROR SHARES TO BE EXCHANGED

Total Shares to be delivered by the Shareholders to Acquiror: 7,930,340 Shares.

Total Acquiror Shares to be delivered by the Acquiror to Shareholders: 17,600,000 Shares (Authorized 75,000,000 Shares)

Name of Shareholder	No. of Shares Owned	Percentage Ownership	No. of Total Acquiror Shares
FRED ZOLLA	1,225,500	15A5%	2,719,783
RICK MARCINIAK	924,043	11.65%	2,050,752
BRIAN HOWELL	547,271	6.90%	1,214,572
CHAN CODDINGTON	2,015,065	25.41%	4,472,087
PAUL ALPER	215,012	2.71%	477,181
TOM UCKO	166,520	2.10%	369,562
RICH REISS	420,000	5.30%	932,116
DEAN HILTZIK	115,000	L45%	255,222
BOB HARIRI	308,090	3.88%	683,752
DENNIS KERRIGAN	50,000	0.63%	110,966
CAMBRIDGE CAPITAL	313,050	3.95%	694,760
Richard BROWN	162,750	2.05%	361,195
Richard WELLBROCK	49,380	0.62%	109,590
Robert WELLBROCK	43,440	0.55%	96,407
Alan GRANT	28,035	035%	62,219
Jack TOUHEY	52,015	0.66%	115,438
Gil FISHMAN	12500	0.16%	27,742
Greg McARTHUR	54,000	0.68%	119,844
Nils IGtagenhjeim	4,515	0.06%	10,020
Dan HAJAR	100,000	1.26%	221,932
CHARLES OLSON	58,236	0.73%	129,244
High Cap - Bridge loan	30,000	0.38%	66,580
Tom Owens	25,000	0.32%	55,483
Robert Millar	133,000	1.68%	295,170
John Walber	250,000	3.15%	554,831
Nancy Howell	14,624	0.18%	32,455
FRANK PELLEGRINO	13,294	0.17%	29,504
SW BACH & Company	100,000	1.26%	221,932
Jeff Hines	75,000	0.95%	166,449
Larry Shemen	50,000	0.63%	110,966
Carl Lustig	50,000	0.63%	110,966
Michael Sassower	25,000	0.32%	55,483
Jack Parker	200,000	2.52%	443,865
Charles Abramowitz	100,000	126%	221,932

Total	7,930,340		17,600,000

EXHIBIT C

Definition of "Accredited Investor"

The term "accredited investor" means:

(1)
A bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the "Investment Company Act") or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 3O1(c) or (d) of the Small Business Investment Act of 1958; a plan established and - maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of US $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of US $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

(2)	A private business development company as defined in Section 2O2(a)(22) of the Investment Advisers Act of 1940.

(3)
An organization described in Section 5O1(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US $5,000,000.

(4)  A director or executive officer of the Acquiror.

(5)	A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds US $1,000,000.

(6)
A natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person's spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(7)
A trust, with total assets in excess of US $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment).

(8)
An entity in which all of the equity owners are accredited investors. (If this alternative is checked, the Shareholder must identify each equity owner and provide statements signed by each demonstrating how each is qualified as an accredited investor.)

EXHIBIT D
Definition of "U.S. Person"

(1) "U.S. person" (as defined in Regulation S) means:

(i)	Any natural person resident in the United States;

(ii)	Any partnership or corporation organized or incorporated under the laws of the United States;

(iii)	Any estate of which any executor or administrator is a U.S. person;

(iv) Any trust of which any trustee is a U.S. person;

(iv)	Any agency or branch of a foreign entity located in the United States;

(v)	Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vi)	Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(viii)
Any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

(2)
Notwithstanding paragraph (1) above, any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States shall not be deemed a "U.S. person."

(3)	Notwithstanding paragraph (1), any estate of which any professional fiduciary acting as executor or administrator is a U.S. person shall not be deemed a U.S. person if:

(i)	An executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and

(ii) The estate is governed by foreign law.

(4)
Notwithstanding paragraph (1), any trust of which any professional fiduciary acting as trustee is a U.S. person shall not be deemed a U.S. person if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person.

(5)
Notwithstanding paragraph (1), an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country shall not be deemed a U.S. person.

(6)	Notwithstanding paragraph (1), any agency or branch of a U.S. person located outside the United States shall not be deemed a "U.S. person" if

(i) The agency or branch operates for valid business reasons; and

(ii)	The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

(7)
The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans shall not be deemed "U.S. persons."

EXHIBIT E
ACCREDITED INVESTOR REPRESENTATIONS

Each Shareholder indicating that it is an Accredited Investor, severally and not jointly, further represents and warrants to the Acquiror as follows:

1.	Such Shareholder qualifies as an Accredited Investor on the basis set forth on its signature page to this Agreement.

2.	Such Shareholder has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Shareholder's

3.	Such Shareholder has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Acquiror Shares.

4.
Such Shareholder understands the various risks of an investment in the Acquiror Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Acquiror Shares.

5.	Such Shareholder has had access to the Acquiror's publicly filed reports with the SEC.

6.
Such Shareholder has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquiror that such Shareholder has requested and all such public information is sufficient for such Shareholder to evaluate the risks of investing in the Acquiror Shares.

7.	Such Shareholder has been afforded the opportunity to ask questions of and receive answers concerning the Acquiror and the terms and conditions of the issuance of the Acquiror Shares.

8.
Such Shareholder is not relying on any representations and warranties concerning the Acquiror made by the Acquiror or any officer, employee or agent of the Acquiror, other than those contained in this Agreement.

9.	Such Shareholder is acquiring the Acquiror Shares for such Shareholder's own account, for investment and not for distribution or resale to others.

10.
Such Shareholder will not sell or otherwise transfer the Acquiror Shares, unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available.

11.	Such Shareholder understands and acknowledges that the Acquiror is under no obligation to register the Acquiror Shares for sale under the Securities Act

12.	Such Shareholder consents to the placement of a legend on any certificate or other document evidencing the Acquiror Shares substantially in the form set forth in Section 4.2.5(a).

13.
Such Shareholder represents that the address furnished by such Shareholder on its signature page to this Agreement and in Exhibit A is such Shareholder's principal residence if he is an individual or its principal business address if it is a corporation or other entity.

14.
Such Shareholder understands and acknowledges that the Acquiror Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror that has been supplied to such Shareholder and that any representation to the contrary is a criminal offense.

15.
Such Shareholder acknowledges that the representations, warranties and agreements made by such Shareholder herein shall survive the execution and delivery of this Agreement and the purchase of the Acquiror Shares.

EXHIBIT F
NON U.S. PERSON REPRESENTATIONS

1.	Each Shareholder indicating that it is not a U.S. person, severally and not jointly, further represents and warrants to the Acquiror as follows:

2.	At the time of (a) the offer by the Acquiror and (b) the acceptance of the offer by such Shareholder, of the Acquiror Shares, such Shareholder was outside the United States.

3.	No offer to acquire the Acquiror Shares or otherwise to participate in the transactions contemplated by this Agreement was made to such Shareholder or its representatives inside the United States.

4.
Such Shareholder is not purchasing the Acquiror Shares for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

5.
Such Shareholder will make all subsequent offers and sales of the Acquiror Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, such Shareholder will not resell the Acquiror Shares to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the "Distribution Compliance Period"), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

6.	Such Shareholder is acquiring the Acquiror Shares for such Shareholder's own account, for investment and not for distribution or resale to others.

7.
Such Shareholder has no present plan or intention to sell the Acquiror Shares in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Acquiror Shares and is not acting as a Distributor of such securities.

8.
Neither such Shareholder, its Affiliates nor any Person acting on such Shareholder's behalf, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Acquiror Shares at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

9.	Such Shareholder consents to the placement of a legend on any certificate or other document evidencing the Acquiror Shares substantially in the form set forth in Section 4.2.5(b).

10.
Such Shareholder is not acquiring the Acquirer Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

11.
Such Shareholder has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Shareholder's interests in connection with the transactions contemplated by this Agreement

12.	Such Shareholder has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Acquirer Shares.

13.
Such Shareholder understands the various risks of an investment in the Acquirer Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Acquiror Shares.

14.	Such Shareholder has had access to the Acquiror's publicly filed reports with the SEC.

15.
Such Shareholder has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquirer that such Shareholder has requested and all such public information is sufficient for such Shareholder to evaluate the risks of investing in the Acquirer Shares.

16.	Such Shareholder has been afforded the opportunity to ask questions of and receive answers concerning the Acquirer and the terms and conditions of the issuance of the Acquiror Shares.

17.
Such Shareholder is not relying on any representations and warranties concerning the Acquirer made by the Acquirer or any officer, employee or agent of the Acquiror, other than those contained in this Agreement.

18.
Such Shareholder will not sell or otherwise transfer the Acquiror Shares, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

19.	Such Shareholder understands and acknowledges that the Acquirer is under no obligation to register the Acquirer Shares for sale under the Securities Act.

20.
Such Shareholder represents that the address furnished by such Shareholder on its signature page to this Agreement and in Exhibit A is such Shareholder's principal residence if he is an individual or its principal business address if it is a corporation or other entity.

21.
Such Shareholder understands and acknowledges that the Acquirer Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquirer that has been supplied to such Shareholder and that any representation to the contrary is a criminal offense.

22.
Such Shareholder acknowledges that the representations, warranties and agreements made by such Shareholder herein shall survive the executive and delivery of this Agreement and the purchase of the Acquiror Shares.

Schedules to Share Exchange Agreement

5.7.1 Company Capitalization.
5.7.3 Company Liens
5.11 Company Brokers or Finders
5.13 Company Changes
5.14 Company Litigation
5.19 Company Bank Accounts
6.13 Acquiror Company Changes
6.16.1 Acquiror Company Tax Returns
6.17 Acquiror Company Financial Statements
6.18 Acquiror Company Litigation
6.19 Acquiror Company Interested Party Transactions
6.21 Acquiror Company Bank Accounts